EXHIBIT 99.1
FOR IMMEDIATE RELEASE
February 28, 2006

Contact:      Jesus R. Adia
 President and Chief Executive Officer
 (718) 677-4425

Flatbush Federal Bancorp, Inc. Reports Earnings for Quarter and Year Ended December 31, 2005

Brooklyn, NY - Flatbush Federal Bancorp, Inc. (OTC Bulletin Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association (the “Association”), announced consolidated net income of $79,000, or $0.03 per share, for the quarter ended December 31, 2005 as compared to $98,000, or $0.04 per share, for the same quarter in 2004. Net income for the year ended December 31, 2005 was $368,000, or $0.15 per share, compared to $278,000 or $0.11 per share for the year ended December 31, 2004, an increase of $90,000 or 32.4%.

The Company’s assets at December 31, 2005 were $144.0 million compared to $134.2 million at December 31, 2004, an increase of $9.8 million, or 7.3%. Cash and cash equivalents decreased $1.3 million, or 21.0%, to $4.9 million at December 31, 2005 from $6.2 million at December 31, 2004. Investment securities decreased $1.4 million, or 15.2%, to $7.8 million at December 31, 2005 from $9.2 million at December 31, 2004. As a partial offset, mortgage-backed securities increased $3.3 million, or 14.9%, to $25.6 million at December 31, 2005 from $22.3 million as of December 31, 2004. In addition, loans receivable increased $3.7 million, or 4.0%, to $96.6 million at December 31, 2005 from $92.9 million as of December 31, 2004.

Total deposits decreased $7.7 million, or 6.6%, to $109.2 million at December 31, 2005 from $116.9 million as of December 31, 2004. Total stockholders’ equity increased $222,500 to $16.0 million at December 31, 2005 from $15.8 million at December 31, 2004.

On June 30, 2005, the Company approved a stock repurchase program and authorized the repurchase of up to 50,000 shares of the Company’s outstanding shares of common stock. Stock repurchases will be made from time to time and may be effected through open market purchases, block trades and in privately negotiated transactions. Repurchased stock will be held as treasury stock and will be available for general corporate purposes. As of December 31, 2005, 11,400 shares have been acquired at an average price of $9.20 per share.

INCOME INFORMATION - Three month periods ended December 31, 2005 and 2004

Net income decreased by $19,000, or 19.4%, to $79,000 for the quarter ended December 31, 2005 from $98,000 for the same quarter in 2004. The decrease in earnings for the quarter was primarily due to an increase of $227,000 in interest expense and an increase of $11,000 in non-interest expenses, partially offset by an increase of $213,000 in interest income, a decrease of $5,000 in income taxes, and a $2,000 increase in non-interest income.

INCOME INFORMATION - Years ended December 31, 2005 and 2004

Net income increased by $90,000, or 32.4%, to $368,000 for the year ended December 31, 2005 from $278,000 for the year ended December 31, 2004. The increase was primarily due to an increase of $696,000 in interest income, which was partially offset by an increase of $403,000 in interest expense, a decrease of $35,000 in non-interest income and increases of $73,000 in non-interest expense, $76,000 in income taxes, and $19,000 in provision for loan losses.

Other financial information is included in the table that follows. All information is unaudited.

This press release may contain certain “forward-looking statements” which may be identified by the use of such words as “believe”, “expect”, “intend”, “anticipate”, “should”, “planned”, “estimated”, and “potential”. Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic condition, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

SELECTED FINANCIAL CONDITION DATA

(in thousands)	DECEMBER 31	DECEMBER 31
	2005	2004
Total Assets	$143,953	$134,248
Loans Receivable	96,591	92,925
Investment Securities	7,809	9,187
Mortgage-backed Securities	25,633	22,300
Cash and Cash Equivalents	4,911	6,215
Deposits	109,218	116,857
Borrowings	16,969	-
Stockholders’ Equity	16,033	15,810

SELECTED OPERATING DATA

	AT OR FOR THE THREE		AT OR FOR THE
	MONTHS ENDED DECEMBER 31		YEARS ENDED DECEMBER 31
(in thousands)	2005	2004	2005	2004
Total Interest Income	$2,033	$1,820	$7,708	$7,012
Total Interest Expense	678	451	2,219	1,816
Net Interest Income	1,355	1,369	5,489	5,196
Provision for Loan Loss	1	0	20	1
Non-interest Income	55	53	212	247
Non-interest Expense	1,266	1,255	5,033	4,960
Income Taxes	64	69	280	204
Net Income	$79	$98	$368	$278

PERFORMANCE RATIOS

Return on Average Assets	0.22%	0.29%	0.26%	0.20%
Return on Average Equity	1.96%	2.46%	2.31%	1.76%
Interest Rate Spread	3.79%	3.97%	3.91%	3.68%

ASSET QUALITY RATIOS

Allowance for Loan Losses to
Total Loans Receivable	0.20%	0.19%	0.20%	0.19%
Non-performing Loans to Total Assets	0.14%	0.09%	0.14%	0.09%

CAPITAL RATIO
Equity toTotal Assets			10.55%	11.02%